FOR IMMEDIATE RELEASE

Date:	April 19, 2021
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD QUARTERLY EARNINGS

●	Record net income of $11.1 million in the first quarter of 2021, a 42% increase over the same quarter in 2020 and an increase of $2.1 million, or 23% compared to the fourth quarter of 2020.
●	Deposits grew $229 million, or 9%, during the first quarter of 2021, compared to December 31, 2020, and are $675 million higher, or 31%, as compared to March 31, 2020.
●	Return on average assets improved to 1.40% for the three months ended 2021, as compared to 1.23% in the same quarter in 2020 and 1.12% in the prior linked quarter.
●	Return on average equity increased to 12.94% for the first quarter of 2021, as compared to 9.97% in the same quarter in 2020 and 10.49% in the prior linked quarter.

Porterville, CA – April 19, 2021 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2021. Sierra Bancorp reported consolidated net income of $11.1 million, or $0.72 per diluted share, for the first quarter of 2021 compared to $7.8 million, or $0.58 per diluted share, in the first quarter of 2020. The favorable variance in net income came largely from a $4.8 million increase in net interest income and a $1.6 million decrease in the provision for loan and lease losses in the first quarter of 2021 as compared to the first quarter of 2020. The Company's return on average assets and return on average equity were 1.40% and 12.94%, respectively, in the first quarter of 2021 as compared to 1.23% and 9.97%, respectively, in the first quarter of 2020.

"Following unprecedented core loan growth in 2020, we are happy to announce record earnings for the first quarter of 2021!" stated Kevin McPhaill, President and CEO. "This could only have been accomplished thanks to the combined efforts from our frontline banking teams, lenders, and corporate staff. They are the keys to our continued success. While there is still uncertainty, it is good to see the economy start to improve. We look forward to the remainder of this year and the opportunities that lie ahead," McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the first quarter of 2020)

●	The $4.8 million, or 20%, increase in net interest income is due mostly to a $3.4 million increase in interest income resulting primarily from higher loan volumes partially offset by lower rates. In addition, there was a $1.4 million favorable decline in interest expense due to a higher mix of noninterest bearing deposits and lower rates on the remaining deposits and borrowed funds.
●	The provision for loan & lease losses is $1.6 million lower as a result of higher economic uncertainty being the primary driver for provision in the first quarter of 2020. The lower first quarter of 2021 provision for loan & lease losses was due to net loan recoveries and lower historical loan loss rates used in the calculation for the Allowance for Loan and Lease Losses.
●	The $0.7 million, or 12%, favorable increase in noninterest income is due to a $0.4 million favorable change in the annual fair market value adjustment of restricted equity investments, and fluctuations in income on BOLI associated with deferred compensation plans. Customer service charges on deposit accounts were lower in the quarterly comparison, but were partially offset by increases in debit card interchange income.
●	The efficiency ratio improved to 56.43% from 58.88% despite a 14% increase in noninterest expense, or $2.5 million, given our 20% improvement in net interest income described above. The largest expense item with an

Sierra Bancorp Financial Results

April 19, 2021

increase was salaries and benefits, with a $1.0 million increase due to lower deferred loan costs and higher bonus expense in the first quarter of 2021 as compared to the same period in 2020. Further detail on remaining expense increases is described below.

Linked Quarter Changes (comparisons to the three months ended December 31, 2020)

●	Net income increased by $2.1 million, or 23%, driven mostly by a $2.0 million decline in the provision for loan and lease losses.
●	Noninterest income increased by $0.8 million, or 13%, due mostly to a $0.9 million increase in the fair value of restricted equity investments (this adjustment is typically recorded in the first quarter each year).
●	Noninterest expense decreased $0.5 million, or 2%, mostly due to a decrease in professional fees.

Balance Sheet Changes (comparisons to December 31, 2020)

●	Total assets increased by $105.3 million, or 3%, to $3.3 billion primarily due to higher cash balances resulting from deposit increases, and lower loan balances.
●	Loan balances declined $175.2 million, or 7%, due primarily to seasonal declines in mortgage warehouse lines of $119.7 million as well as a $33.3 million decline in SBA Paycheck Protection Program (PPP) loans. The remainder of the decline was primarily in construction loans as the Bank continues to supplement its core commercial real estate lending franchise with an increased strategic focus of building our commercial & industrial loans, including owner-occupied CRE loans and small business lending.
●	Deposits increased by $229.3 million, or 9%. The growth in deposits came primarily from noninterest bearing or low-cost transaction, and savings accounts, while higher-cost time deposits decreased slightly.
●	Other interest bearing liabilities, comprised primarily of overnight FHLB borrowings and fed funds purchased, decreased $125.5 million due to the significant increase in deposit balances.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)
	As of or For the
	Three Months Ended
	3/31/2021	12/31/2020	3/31/2020
Net Income	$11,078	$8,979	$7,807
Diluted Earnings per share	$0.72	$0.58	$0.51
Return on Average Assets	1.40%	1.12%	1.23%
Return on Average Equity	12.94%	10.49%	9.97%

Net Interest Margin (Tax-Equivalent)	3.93%	3.91%	4.13%
Yield on Average Loans and Leases	4.53%	4.41%	5.21%
Cost of Average Total Deposits	0.09%	0.09%	0.34%
Efficiency Ratio (Tax-Equivalent)¹	56.43%	58.68%	58.88%

Total Assets	$3,326,037	$3,220,742	$2,670,469
Loans & Leases Net of Deferred Fees	$2,284,751	$2,459,964	$1,800,766
Noninterest Demand Deposits	$1,020,350	$943,664	$704,700
Total Deposits	$2,853,892	$2,624,606	$2,179,391
Noninterest-bearing Deposits over Total Deposits	35.8%	36.0%	32.3%

Shareholders Equity / Total Assets	10.5%	10.7%	12.0%
Tangible Common Equity Ratio	9.6%	9.8%	10.9%
Book Value per Share	$22.58	$22.35	$21.03
Tangible Book Value per Share	$20.54	$20.29	$18.89

Sierra Bancorp Financial Results

April 19, 2021

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.6 million for the first quarter of 2021, a decrease of $0.3 million, or 1%, as compared to the fourth quarter of 2020 and an increase of $4.8 million, or 20%, as compared to the first quarter of 2020. As compared to the fourth quarter of 2020, overall loan interest income declined by $0.2 million, or 1%, due primarily to a $36.1 million decline in average loan balances, which was partially offset by a 12 basis point increase in loan yield. There was no change in the cost of interest bearing liabilities for the first three months of 2021 as compared to the prior linked quarter.

For the first quarter of 2021 as compared to the same quarter in 2020, average loan balances increased $658.5 million, primarily in real estate loans, mortgage warehouse lines and SBA PPP loans contributing to the $4.3 million increase in loan interest income; however the volume increase was offset by lower yields. Overall there was a decline of 68 bps in loan yield for the quarter ending March 31, 2021 as compared to the same period in 2020. There was a 40 bps decrease in the cost of interest bearing liabilities for the same period which mitigated a portion of the impact of the decrease in loan yield.

Our 2021 net interest income has been primarily impacted by the following:

●	A lower initial rate environment precipitated by two interest rate cuts by the Federal Open Market Committee totaling 150 bps in March 2020, negatively impacting our yield on existing adjustable and variable rate portfolio loans and creating a lower initial interest rate for new loan volumes. Given this lower rate environment, the average yield on mortgage warehouse lines declined to 3.22% from 3.52% for the first quarter of 2021, as compared to the same quarter in 2020, and from 3.31% for the fourth quarter of 2020.
●	The Bank continues to support our local small businesses impacted by the COVID-19 pandemic by participating in the latest round of SBA PPP loan originations. SBA PPP loans contributed $1.7 million to loan interest income for the first quarter of 2021, including loan fee recognition, compared to $1.3 million for fourth quarter of 2020. The increase in income related to SBA PPP loans was primarily due to accelerated fee income resulting from loan forgiveness in the first quarter of 2021.
●	Discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by one basis point in the first quarter of 2021 as compared to two basis points in the fourth quarter 2020, and three basis points for first quarter of 2020. On March 31, 2021, the remaining balance of loan discount available to be accreted was $3.0 million.

Provision for Loan and Lease Losses

The Company recorded a loan and lease loss provision of $0.3 million in the first quarter of 2021, as compared to $2.2 million in the fourth quarter of 2020, and $1.8 million in the first quarter of 2020. The higher provision for loan losses in the first quarter of 2020 was primarily due to an increase in the qualitative risk factors given the economic uncertainty related to the beginning of the COVID-19 pandemic. The higher provision for loan losses in the fourth quarter of 2020 was due mostly to higher loan balances in that quarter. The decrease in provision for loan and lease losses in the first quarter of 2021 is due to lower loan balances and the receipt of net loan recoveries for the first three months of 2021. Management also evaluated its qualitative risk factors under our current incurred loss model and adjusted for changes as deemed appropriate in the current environment.

The Company was subject to the adoption of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. The Consolidated Appropriations Act, 2021 extended the deferral of implementation of CECL to the earlier of the first day of the fiscal

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April 19, 2021

year, beginning after the national emergency terminates or January 1, 2022. The Company elected in the first quarter of 2020 to postpone implementation in order to provide additional time to assess better the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the decision was made, there was a significant change in economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans. It was determined that more time was needed to assess the impact of the uncertainty and related actions on the Company's allowance for loan and lease losses under the CECL methodology.

Noninterest Income

Noninterest income increased by $0.8 million, or 13%, to $6.8 million in the first quarter of 2021 as compared to $6.0 million in the fourth quarter of 2020. Noninterest income increased by $0.7 million, or 12%, in the first quarter of 2021 as compared to the same quarter in 2020. The first quarter 2021 increase of $0.8 million, compared to the fourth quarter of 2020, is primarily due to valuation increases related to restricted equity investments for $0.9 million and BOLI fluctuations associated with deferred compensation plans for $0.2 million.

In comparing the first quarter of 2021 to the same period in 2020, the reasons for the variances include a $0.4 million increase in the change in the annual valuation change of restricted equity investments, as well as BOLI fluctuations.

Service charges on customer deposit account income declined by $0.2 million, or 8%, to $2.8 million in the first quarter of 2021 as compared to the fourth quarter of 2020. This same income was $0.4 million lower in the first quarter of 2021 as compared to the first quarter of 2020. These changes are primarily a result of changes in overdraft income. Overdraft income is typically down in the first quarter of each year, although it has trended downward since the onset of the COVID-19 pandemic. Waived overdraft fees were similar to prior quarters.

Noninterest Expense

Total noninterest expense was down by $0.5 million, or 2%, in the first quarter of 2021 as compared to the fourth quarter of 2020, and increased $2.5 million or 14%, compared to the first quarter of 2020.

Salaries and benefits were $0.1 million higher in the first quarter of 2021 as compared to the fourth quarter of 2020 and $1.0 million higher than the first quarter of 2020. The increase in the year-over-year quarterly comparison is due to several factors, including merit increases for employees due to annual performance evaluations during the first quarter of 2021 and the addition of and a focus on hiring higher-level staff and management. Salary expense deferrals related to loan originations were relatively unchanged for the linked quarters but were $0.4 million lower for the year-over-year quarterly comparisons. There have not been any permanent or temporary reductions in employees as a direct result of COVID-19, although we have made business decisions as a result of the pandemic which will affect staffing in the future. See the discussion of branch closures below.

Occupancy expense was relatively flat for the linked quarters but was $0.2 million higher for the first quarter of 2021 as compared to the same quarter last year. We experienced higher janitorial costs due to intermittent COVID-19 sanitization of facilities.

Other noninterest expense decreased $0.6 million, or 9%, in the first quarter of 2021 as compared to the fourth quarter of 2020 and was $1.3 million, or 25% higher than the first quarter of 2020. The primary reason for the decrease in the linked quarters was lower professional services expense. For the year-over-year quarterly comparison, we experienced increases in every expense category except advertising and marketing; due to the COVID-19 pandemic, much of our in-person marketing efforts were temporarily suspended. The principal increases were in data processing for $0.3 million due to increased network security and additional software required for the efficient processing of SBA PPP loans, a $0.3 million increase in debit card processing costs, $0.1 million increase in foreclosed asset expenses, an increase in FDIC assessments for $0.2 million, as the first quarter of 2020 included Small Bank Assessment credits applied against the FDIC deposit insurance assessment, a $0.3 million increase in directors deferred compensation expense, which is linked

Sierra Bancorp Financial Results

April 19, 2021

to changes in BOLI income, a $0.1 million increase in debit card losses and other costs associated with five branch closures scheduled for June 2021 as discussed in the paragraph below.

The Company's effective tax rate was 25.47% in the first quarter of 2021 relative to 24.63% in the fourth quarter of 2020 and 24.02% for the first quarter of 2020. The increase in the effective tax rate for the first quarter of 2021 is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

As a result of an ongoing COVID-19 pandemic, several of our branch lobbies were closed throughout the pandemic. Many of these lobbies have reopened, but a few remain closed. As a result of a change in customer behaviors brought about by the COVID-19 pandemic along with an efficiency review, the Company has decided to permanently close five branch locations effective June 18, 2021, which are located outside of the Bank’s primary market area. Customers affected by these branch closures have been notified. Many of our customers have found an added convenience and ease of transacting business through online and mobile banking services which precipitated our decision to close locations where in-person transaction volumes no longer warranted a traditional brick-and-mortar branch. The acceleration of amortization of leasehold improvements for these locations increased depreciation expense by $0.1 million in the first quarter of 2021 and is expected to increase depreciation expense by an additional $0.4 million in the second quarter of 2021. Further, it is estimated that there will be an additional expense of $0.2 million related to the right of use asset due to lease cancellations. It is projected that closing these five branch locations will result in annual noninterest expense savings of between $0.8 and $1.0 million.

Balance Sheet Summary

The $105.3 million, or 3% increase in total assets during the first quarter of 2021, is primarily a result of a $274.8 million increase in cash and due from banks, net of a $175.8 million decrease in net loans.

The decrease in loan balances as compared to December 31, 2020 was primarily a result of a $119.7 million decline in mortgage warehouse outstanding balances due mostly to first quarter seasonality and lower levels of refinancing, a net decrease of $29.7 million in real estate secured loans, and a $19.6 million of decrease in SBA PPP loans. The decline in real estate secured loans resulted from a strategic decision to slow the growth of commercial real estate lending and focus primarily on commercial lending, including owner-occupied commercial real estate and small business lending. The Company’s regulatory commercial real estate concentration ratio decreased to 352% at March 31, 2021 as compared to 378% at December 31, 2020.

Regarding line utilization, unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $238.6 million at March 31, 2021, compared to $259.6 million at December 31, 2020. Total utilization excluding mortgage warehouse and consumer overdraft lines was 56% at March 31, 2021, compared to 57% at December 31, 2020. Commercial line utilization was 58% at both March 31, 2021, and December 31, 2020. Mortgage warehouse utilization was 51% at March 31, 2021, as compared to 71% at December 31, 2020.

The Company participates in the Small Business Administration's Paycheck Protection Program (PPP) as authorized by the CARES Act. We began accepting and funding loans under this program in April 2020. There were 1,070 loans for $97.3 million outstanding at March 31, 2021, compared to 1,274 loans for $117.2 million at December 31, 2020. During the first quarter of 2021, the Bank originated, and the SBA approved, funding for $33.2 million in PPP loans while the SBA forgave $52.8 million of PPP loans.

Deposit balances grew by $229.3 million, or 9%, during the first quarter of 2021 to $2.9 billion at March 31, 2021. Core non-maturity deposits increased $230.8 million, or 11%, for the first three months of 2021, while customer time deposits declined by $1.6 million. There was no change in brokered deposits during the quarter. Overall noninterest-bearing deposits as a percent of total deposits decreased to 35.8% at March 31, 2021, compared to 36.0% at December 31, 2020, and increased from 32.3% at March 31, 2020. Other interest-bearing liabilities of $91.7 million at March 31, 2021, include $51.5 million of customer repurchase agreements, $5.0 million of FHLB short-term borrowings, and $35.2 million in trust preferred securities.

Sierra Bancorp Financial Results

April 19, 2021

The Company continues to have substantial liquidity. At March 31, 2021, and December 31, 2020, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and Secondary Liquidity Sources	March 31, 2021	December 31, 2020
Cash and Due From Banks	$346,211	$71,417
Unpledged Investment Securities	306,256	311,983
Excess Pledged Securities	53,840	52,892
FHLB Borrowing Availability	665,756	535,404
Unsecured Lines of Credit	305,000	230,000
Funds Available through Fed Discount Window	59,643	58,127
Totals	$1,736,706	$1,259,823

In addition to the primary and secondary sources of liquidity listed above, the Company has also been approved to borrow $97.3 million from the Federal Reserve's Paycheck Protection Program Liquidity Facility (PPPLF). Should the Company wish to draw on the PPPLF, it would be required to pledge individual SBA PPP loans as collateral. The loans are taken as collateral at their face value. Due to the Company's liquidity at March 31, 2021, and expectations in the next quarter, it has elected not to utilize the PPPLF at this time.

Total capital of $348.0 million at March 31, 2021, reflects an increase of $4.1 million, or 1%, compared to December 31, 2020. The increase in equity during the first quarter of 2021 is due to net income of $11.1 million, offset by a $3.2 million dividend paid to shareholders, and a $4.1 million decrease in other comprehensive income/loss due principally to changes in investment securities' fair value. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter. The Company executed no share repurchases during the first quarter of 2021.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $1.0 million, or 11%, during the first quarter of 2021. The increase resulted from an increase in non-accrual loans, from two loans to one borrower. The Company's ratio of nonperforming assets to loans plus foreclosed assets increased to 0.42% at March 31, 2021, from 0.35% at December 31, 2020. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral net of expected disposition costs.

The Company's allowance for loan and lease losses was $18.3 million at March 31, 2021, as compared to $17.7 million at December 31, 2020, and $11.5 million at March 31, 2020. The $0.6 million increase in the allowance for loan and lease losses during the first quarter of 2021 is due to the following items: a $0.3 million provision for loan and lease losses; a $0.2 million increase in specific reserves associated with impaired loans, a $0.9 million net increase in qualitative factors, net loan recoveries of $0.3 million, and an improvement in historical loss rates of $0.5 million. For further information regarding the Company's decision to defer CECL under Section 4014 of the CARES Act, as well as further detail on the provision during the first quarter of 2021, please see the discussion above under Provision for Loan and Lease Losses.

The allowance was 0.80% of total loans at March 31, 2021, 0.72% of total loans at December 31, 2020, and 0.64% of total loans at March 31, 2020. Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2021, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

The Company provided loan modification deferrals to customers under Section 4013 of the CARES Act, which are not treated as troubled debt restructured loans.  As of March 31, 2021, we had eight loans for five customer relationships totaling $22.4 million. All of these loans are fully secured by real estate collateral, except for one small consumer

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April 19, 2021

relationship. We expect all customers to show an ability and willingness to pay full principal and interest payments upon maturity of their deferment periods.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 44th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center, and a dedicated loan production office in Rocklin, California. In 2021, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, closure or consolidation, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 19, 2021

STATEMENT OF CONDITION
(balances in $000's, unaudited)

ASSETS	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Cash and Due from Banks	$346,211	$71,417	$88,933	$156,611	$106,992
Investment Securities	552,931	543,974	577,278	599,333	620,154

Real Estate Loans (Non-Agricultural)	1,740,109	1,766,018	1,695,918	1,463,235	1,259,448
Agricultural Real Estate Loans	126,157	129,905	127,963	134,454	141,740
Agricultural Production Loans	45,476	44,872	45,782	48,516	49,199
Commercial & Industrial Loans & Leases	183,762	209,048	217,224	221,502	111,990
Mortgage Warehouse Lines	187,940	307,679	287,516	338,124	228,608
Consumer Loans	5,024	5,589	5,897	6,266	7,040
Gross Loans & Leases	2,288,468	2,463,111	2,380,300	2,212,097	1,798,025
Deferred Loan & Lease Fees	(3,717)	(3,147)	(3,078)	(2,617)	2,741
Allowance for Loan & Lease Losses	(18,319)	(17,738)	(15,586)	(13,560)	(11,453)
Net Loans & Leases	2,266,432	2,442,226	2,361,636	2,195,920	1,789,313

Bank Premises & Equipment	26,795	27,505	27,216	27,779	28,425
Other Assets	133,668	135,620	144,555	130,401	125,585
Total Assets	$3,326,037	$3,220,742	$3,199,618	$3,110,044	$2,670,469

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$1,020,350	$943,664	$975,750	$949,662	$704,700
Interest-Bearing Transaction Accounts	770,271	668,346	656,922	641,815	576,014
Savings Deposits	415,230	368,420	361,857	346,262	304,894
Money Market Deposits	136,653	131,232	126,918	125,420	113,766
Customer Time Deposits	411,388	412,944	420,266	433,595	450,017
Wholesale Brokered Deposits	100,000	100,000	50,000	10,000	30,000
Total Deposits	2,853,892	2,624,606	2,591,713	2,506,754	2,179,391

Junior Subordinated Debentures	35,169	35,124	35,079	35,035	34,990
Other Interest-Bearing Liabilities	56,527	182,038	194,657	204,449	103,461
Total Deposits & Interest-Bearing Liabilities	2,945,588	2,841,768	2,821,449	2,746,238	2,317,842

Other Liabilities	32,468	35,078	41,922	36,373	33,168
Total Capital	347,981	343,896	336,247	327,433	319,459
Total Liabilities & Capital	$3,326,037	$3,220,742	$3,199,618	$3,110,044	$2,670,469

Sierra Bancorp Financial Results

April 19, 2021

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core Deposit Intangible	4,038	4,307	4,575	4,844	5,112
Total Intangible Assets	$31,395	$31,664	$31,932	$32,201	$32,469

CREDIT QUALITY
(balances in $000's, unaudited)
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Non-Accruing Loans	$8,599	$7,598	$7,186	$5,808	$7,351
Foreclosed Assets	945	971	2,970	2,893	766
Total Nonperforming Assets	$9,544	$8,569	$10,156	$8,701	$8,117

Performing TDR's (not included in NPA's)	$10,596	$11,382	$7,708	$9,192	$8,188
Net Charge Offs	$(331)	$735	$687	$363	$270

Past Due & Still Accruing (30-89)	$2,991	$1,656	$7,201	$2,333	$4,071
Loans deferred under CARES Act	$22,437	$29,500	$405,858	$386,243	$-

Non-Performing Loans to Gross Loans	0.38%	0.31%	0.30%	0.26%	0.41%
NPA's to Loans plus Foreclosed Assets	0.42%	0.35%	0.43%	0.39%	0.45%
Allowance for Loan Losses to Loans	0.80%	0.72%	0.65%	0.61%	0.64%

SELECT PERIOD-END STATISTICS
(unaudited)
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Shareholders Equity / Total Assets	10.5%	10.7%	10.5%	10.5%	12.0%
Gross Loans / Deposits	80.2%	93.8%	91.8%	88.2%	82.5%
Non-Interest Bearing Deposits / Total Deposits	35.8%	36.0%	37.6%	37.9%	32.3%

Sierra Bancorp Financial Results

April 19, 2021

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:
	3/31/2021	12/31/2020	3/31/2020
Interest Income	$29,458	$29,762	$26,051
Interest Expense	903	930	2,264
Net Interest Income	28,555	28,832	23,787

Provision for Loan & Lease Losses	250	2,200	1,800
Net Interest after Provision	28,305	26,632	21,987

Service Charges	2,767	3,013	3,183
BOLI Income	583	415	38
Other Noninterest Income	3,480	2,611	2,885
Total Noninterest Income	6,830	6,039	6,106

Salaries & Benefits	11,151	11,042	10,172
Occupancy Expense	2,486	2,452	2,327
Other Noninterest Expenses	6,634	7,263	5,319
Total Noninterest Expense	20,271	20,757	17,818

Income Before Taxes	14,864	11,914	10,275
Provision for Income Taxes	3,786	2,935	2,468
Net Income	$11,078	$8,979	$7,807

TAX DATA
Tax-Exempt Muni Income	$1,449	$1,475	$1,339
Interest Income - Fully Tax Equivalent	$29,843	$30,154	$26,407

Sierra Bancorp Financial Results

April 19, 2021

PER SHARE DATA
(unaudited)	Qtr Ended:
	3/31/2021	12/31/2020	3/31/2020
Basic Earnings per Share	0.73	$0.59	0.51
Diluted Earnings per Share	0.72	$0.58	0.51
Common Dividends	0.21	$0.20	0.20

Weighted Average Shares Outstanding	15,223,010	15,222,044	15,262,252
Weighted Average Diluted Shares	15,337,710	15,456,984	15,340,017

Book Value per Basic Share (EOP)	22.58	$22.35	21.03
Tangible Book Value per Share (EOP)	$ 20.54	$20.29	$18.89

Common Shares Outstanding (EOP)	15,410,763	15,388,423	15,190,038

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:
	3/31/2021	12/31/2020	3/31/2020
Return on Average Equity	12.94%	10.49%	9.97%
Return on Average Assets	1.40%	1.12%	1.23%
Net Interest Margin (Tax-Equivalent)	3.93%	3.91%	4.13%
Efficiency Ratio (Tax-Equivalent)¹	56.43%	58.68%	58.88%
Net C/O's to Avg Loans (not annualized)	(0.01)%	0.00%	0.02%

Sierra Bancorp Financial Results

April 19, 2021

AVERAGE BALANCES AND RATES
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 76,504	$ 19	0.10%	$ 4,071	$ 2	0.20%	$ 37,124	$ 140	1.52%
Taxable	317,254	1,578	2.02%	338,554	1,657	1.95%	408,591	2,460	2.42%
Non-taxable	226,838	1,449	3.28%	225,583	1,461	3.26%	195,690	1,339	3.48%
Total investments	620,596	3,046	2.24%	568,208	3,120	2.46%	641,405	3,939	2.69%

Loans and Leases: (3)
Real estate	1,879,359	21,391	4.62%	1,866,418	21,629	4.61%	1,394,911	18,722	5.40%
Agricultural Production	46,153	419	3.68%	45,143	418	3.68%	48,532	583	4.83%
Commercial	191,656	2,451	5.19%	213,725	2,077	3.87%	107,696	1,097	4.10%
Consumer	5,422	196	14.66%	5,873	239	16.19%	7,583	368	19.52%
Mortgage warehouse lines	242,865	1,928	3.22%	270,401	2,250	3.31%	144,621	1,264	3.52%
Other	1,588	27	6.90%	1,617	29	7.13%	5,242	78	5.98%
Total loans and leases	2,367,043	26,412	4.53%	2,403,177	26,642	4.41%	1,708,585	22,112	5.21%
Total interest earning assets (4)	2,987,639	$ 29,458	4.05%	2,971,385	$ 29,762	4.04%	2,349,990	$ 26,051	4.52%
Other earning assets	13,275			20,092			12,841
Non-earning assets	201,114			202,996			196,906
Total assets	$ 3,202,028			$ 3,194,473			$ 2,559,737

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 130,763	$ 73	0.23%	$ 123,717	$ 69	0.22%	$ 88,731	$ 62	0.28%
NOW	569,171	101	0.07%	536,127	93	0.07%	456,586	122	0.11%
Savings accounts	391,091	53	0.05%	366,080	52	0.06%	297,721	73	0.10%
Money market	136,422	30	0.09%	129,536	27	0.08%	117,249	43	0.15%
Time Deposits	412,416	289	0.29%	416,069	310	0.30%	460,551	1,367	1.19%
Wholesale Brokered Deposits	100,000	62	0.25%	53,750	28	0.21%	40,824	167	1.65%
Total interest bearing deposits	1,739,863	608	0.14%	1,625,279	579	0.14%	1,461,662	1,834	0.50%
Borrowed funds:
Junior Subordinated Debentures	35,141	247	2.85%	35,098	253	2.87%	34,962	394	4.53%
Other Interest-Bearing Liabilities	63,449	48	0.31%	175,025	98	0.00%	33,432	36	0.43%
Total borrowed funds	98,590	295	1.21%	210,123	351	0.66%	68,394	430	2.53%
Total interest bearing liabilities	1,838,453	903	0.20%	1,835,402	$ 930	0.20%	1,530,056	2,264	0.60%
Demand deposits - Noninterest bearing	977,137			979,593			678,592
Other liabilities	39,199			39,106			36,220
Shareholders' equity	347,239			340,372			314,869
Total liabilities and shareholders' equity	$ 3,202,028			$ 3,194,473			$ 2,559,737

Interest income/interest earning assets			4.05%			4.04%			4.52%
Interest expense/interest earning assets			0.12%			0.13%			0.39%
Net interest income and margin (5)		$ 28,555	3.93%		$ 28,832	3.91%		$ 23,787	4.13%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1.4 million and $(0.1) million for the quarters ended March 31, 2021 and 2020, respectively, and $1.0 million for the quarter ended December 31, 2020.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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